Exhibit 99.2

RADISYS
Second Quarter Earnings

July 16, 2003
4:00 pm CT

Conference Coordinator:	Welcome to the RadiSys Second Quarter Earnings Conference Call. All lines are in a listen-only mode. I will now turn the call over to today's moderator, Mr. Scott Grout. Go ahead, please.

Scott Grout:	Thank you, operator. Good afternoon, everybody. And thank you for participating in the RadiSys Second Quarter Conference Call. In this call, we will review our results for the second quarter, as well as our outlook for the third quarter, and then open the call up for questions.

Participating with me today on the call are Julia Harper, our Chief Financial Officer; Ron Dilbeck, our Chief Operating Officer; Brian Bronson, our Treasurer and Corporate Controller; and, of course, myself, Scott Grout, President and CEO.

Before we get started, I’d like to turn the call over to Julia for a caution regarding forward-looking statements.

Julia Harper:	Thanks, Scott. Any statements on this call regarding future expectations for the business of RadiSys constitute forward-looking statements that involve a number of risks and uncertainties. We caution you not to place undue reliance on these statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements are discussed in our press release today, which may be found on our Web site at www.radisys.com, and in our SEC filings, including our 2002 Annual Report on Form 10K.

All information in this call today is as of July 16. The Company undertakes no duty to update any forward-looking statements to conform the statements to actual results or changes in the Company’s expectations.

Now I’ll turn the call back to you, Scott.

Scott Grout:	Thank you, Julia. The results for the quarter are a clear testament to the work of our team in returning the Company to profitability. We grew our revenue sequentially in the quarter to $48.9 million and delivered our strongest earning performance in over two years, finishing at 10 cents per share. The team continued to deliver strong balance sheet performance, generating over $4 million in positive cash flow for the quarter.

As you have seen from our design win breakdown, we continue to diversify our revenue base. Design wins in the quarter included solutions for products such as wireless security switches, clinical diagnostic systems, security monitoring systems, medical imaging, and test and measurement systems.

Revenues for the quarter were divided across our three diverse end markets as follows. Forty percent or $20 million of our second quarter revenue was from the Commercial Systems segment, which includes medical systems, transaction terminals, test and measurement, semiconductor and manufacturing capital equipment. Medical Systems represented 13% of total revenues for the quarter. Part of the increase in the Commercial Systems this quarter came from higher sales to Diebold for transaction terminals.

Thirty-two percent, or $15.4 million of our revenue was for the Service Provider System segment, which includes public network infrastructure, such as wireless, enhanced services, advanced messaging, and wireless — with wireless networks representing 19% of total revenues.

Finally, 28% or $13.5 million of our revenue was derived from Enterprise Systems segment that includes storage systems, network security, datacom, IT infrastructure, and enterprise networking and communications.

Our top five customers for the quarter were as follows — Avaya, Diebold, IBM, Nokia, and Nortel. Collectively, the top five represented about 54% of our revenue for the quarter. Diebold, Nokia, and Nortel were 10% or higher customers.

From a geographic perspective, approximately 60% of our revenue was based in North America, 34% in Europe, and 6% in Asia-Pacific. As a percentage of our revenue, Asia-Pacific business doubled from last quarter. The increase is due primarily to an uptick in China with some of our existing customers. We intend to continue to focus on building a growing funnel of new opportunities in the Asia-Pacific region, as we have discussed before, with specific focus on China.

We continue to make progress in building a diversified revenue base, as evidenced by the quarter’s design wins. Specifically, the team was able to achieve nine new design wins for the quarter. As always, we define a design win as a project estimated to ramp to more than $500,000 in annual revenue, assuming full production.

Of the nine new wins, three of the wins are of significant size, each of which is estimated to produce more than $2 million in revenue per year, assuming full production. Seven of the wins were in Commercial Systems segment, and one win was in the Service Provider Systems Segment and one in Enterprise Systems segment.

These design wins are based on leading new RadiSys embedded systems and technologies that provide high-end compute platforms, high speed packet and image processing, and secure network interfaces for our customers. Many of our embedded systems are hybrid hardware and software solutions that require fairly deep expertise and system level design and integration.

As discussed earlier, end market applications for this quarter’s design wins include wireless security switches, clinical diagnostic systems, medical imaging systems and test and measurement sytems.

As mentioned on last quarter’s call, we have tightened the acceptance criteria for declaring design wins and now require that programs progress further through our sales cycle before being classified as a design win. This change has impacted and will continue to impact the count and the timing of reported wins. And we believe that we have improved the overall quality and robustness of the design wins.

In addition, we are investing more in standard products going forward, which will inherently have an impact on the custom product design wins going forward.

On a slightly different topic, I am very pleased to announce that Kevin Melia has been elected to serve on our Board of Directors, effective earlier this week. Kevin is currently Chairman of the Board of Lightbridge Corporation, a global mobile and online business solutions company and a member of the Boards of Iona Technologies, a leading middleware software company, and Horizon Technologies, a Europe-based systems integration company.

Most recently, Kevin was Chairman and CEO of Manufacturers’ Services Limited, a leading electronic manufacturing services firm. Prior to establishing MSL, he held a number of senior executive positions, including the CFO and the VP of Operations at Sun Microsystems.

Kevin’s deep experience, knowledge and expertise in enterprise systems, global operations, corporate finance, and in pioneering new customer-focused business models will be a significant value guiding RadiSys going forward.

With that, I’d like to turn the call over to Julia, who will cover more details of the second quarter’s financial results with you.

Julia Harper:	Thank you, Scott. Revenues finished at $48.9 million, up about $500,000, or 1% sequentially from the first quarter. Net income for the quarter was $1.8 million or 10 cents per share.

Our gross margin percentage increased again this quarter, finishing at 32.6% versus 31.4% in the previous quarter. The increase came equally from favorable product mix and reductions in material costs. We currently believe that gross margins will continue to be in the 32% to 33% range at similar revenue levels moving forward.

Operating expenses, excluding intangible amortization, totaled about $12.5 million, up $400,000 from last quarter. However, if you take a look at operating expenses on an apples-to-apples basis, we were actually flat with the prior quarter. Specifically, last quarter, we had $400,000 of operating expenses that were moved down to Discontinued Operations, due to the sale of our Savvi business.

As a percentage of sales, R&D was 11.7%, up from 11.4% last quarter. And SG&A excluding goodwill was 13.9%, up from 13.5%. We expect to maintain operating expenses at similar levels in the third quarter.

Intangible amortization this quarter was $765,000, consistent with the prior quarter. Non-operating expenses were just under $900,000 for the quarter, also at about the same level as prior quarter.

We elected to book a zero tax rate again this quarter and are expecting to book a zero tax rate for the full year. Based on our projected pre-tax income for 2003, including the $4.3 million loss in the first quarter, and our current estimate of permanent book tax differences, we feel it’s likely that we won’t have a significant tax liability this year.

In addition, there’s a possibility that we will sell one of our real estate properties at a book loss during the second half of the year, which would further reduce our taxable income. Longer term, we expect our tax rate to be in the mid 20‘s.

Our basic share count was 17.8 million and fully diluted equals 18.1 million. At current stock price levels, we expect our diluted share count for the third quarter to be slightly higher, between 18.2 and 18.3 million shares.

Now I want to talk a little bit about the balance sheet. Cash and investments in total finished at $114 million, up $4.1 million from the prior quarter balance, primarily due to cash flow generated from operations this quarter.

Our net cash position continued to grow, finishing at $45 million, up from $41 million last quarter. Net cash is defined as cash and investments, less our convertible debt at face value.

Our trade receivables decreased $400,000 to just under $29.5 million. DSO for the quarter was 55 days, down one day from the prior quarter. And we’re targeting to keep our DSO in the low to mid 50‘s moving forward.

Net inventory levels decreased $600,000 to $27 million. And inventory turns increased slightly from 4.8 to 4.9 this quarter. We expect to see inventory levels decrease again in the third quarter.

Our capital expenditures were $600,000 during the quarter. And we recorded depreciation expense of about $1.5 million. For Q3, we expect to see capital expenditures ranging between a half a million and $1 million and depreciation expense to continue at the same run rate.

Before I turn the call back over to Scott, I’d like to formally invite all of you to come to our headquarters in Hillsboro, Oregon, to participate in our Analyst Day, scheduled for August 14 from 2:30 to 5:30 pm.

We’ll have presentations by key members of our Management Team, outlining our business and strategies. Invitations will be sent out shortly. We’re looking forward to seeing you here.

With that, I’ll turn the call back to Scott, who will talk about our outlook for the third quarter.

Scott Grout:	Thank you, Julia. Before we open the call up to questions, I’d like to talk briefly about our outlook for the third quarter. Please note that this is our view as of today and that this view is a forward-looking statement subject to risks and uncertainties, as discussed earlier and in our press release made available earlier today.

For the third quarter, we currently expect to see revenue and earnings to be similar to our second quarter’s results. We continue to be encouraged by our growing diversification, customer penetration, and competitive products and technologies.

We are seeing our solutions used across a broader set of end market systems. And we are tightly coupled with our customers as they bring their new product offerings to market. Our continuing goal is to drive for profitable growth by leveraging our value proposition of enabling our customers to bring better products to market faster and more economically.

We are clearly pleased with our financial performance for the quarter, the strength of our balance sheet, and our overall market position. With that, I think we’re ready to open up the call and take questions.

Conference Coordinator:	Thank you. If you would like to ask a question, press the star and 1 on your touchtone phone. If you would like to withdraw that question, press the pound key. Again, if you would like to ask a question, press the star and 1.

Our first question will come from the site of (David Duley) of Wells Fargo. Go ahead, please.

(David Dooley):	Congratulations on a nice quarter.

Scott Grout:	Thank you, (David).

Julia Harper:	Thanks, Dave.

(David Dooley):	Hey, could you talk — when you look at your design win totals for the quarter, are there any ones that particularly stand out that you’re excited about? And maybe just give us a little bit of flavor in that respect, which areas or which wins that you think are most significant.

Scott Grout:	I guess one comment I’d make, first of all, (Dave), is — we’re pretty excited that the level of diversification for design wins remains pretty strong. That ends up being somewhat of an indicator for us as business on a go-forward basis. We’re seeing commercial pick-up with our investment there and enterprise and service provider. So in general, we’re pretty happy with the level of diversification.

Medical imaging’s doing well. And the security theme in general has been performing pretty well for us in terms of new design activity, as well as current business.

(David Dooley):	And you've talked historically about Agilent. I was just wondering if you could help us understand when the ramp on that piece of business is happening. Has that already happened? Or is it about to happen or kind of where we are in the product cycle there?

Scott Grout:	Okay. (Dave), we have to be a little bit reserved in terms of guidance on a per-customer basis. I can tell you it has not happened yet. We feel pretty good about our position with Agilent, as well as other test and measurement companies, and are well positioned as they start to see a bit of business lift in some of their new generational products coming out.

(David Dooley):	Were there any other customers in the commercial area that were significant or are doing well here, besides Diebold, I think, is the one you mentioned?

Scott Grout:	I think in general we see pretty good strength in commercial. Diebold, I think, is worth mentioning specifically. But again, we’ve been making an investment for the past four or five quarters and getting that sector to a good position.

Julia Harper:	Yeah, we also saw a pretty nice bump this quarter from IGT, (Dave). And one thing that I’ll point out in the current quarter design wins — in the commercial space, four of those seven wins were in the medical space.

(David Dooley):	Okay. And yeah, IGT's got a new gaming system out. Are you - you guys are embedded in that. I think it's called the Elvis.

Julia Harper:	Yes, we are.

(David Dooley):	Okay. Hey, thank you and congratulations.

Scott Grout:	Thanks, (Dave).

Julia Harper:	Thanks, (Dave).

Conference Coordinator:	Thank you. Our next question comes from (Matt Petkin) of DA Davidson and Company. Go ahead, please.

(Matt Petkin):	Good afternoon. The first question is — Scott or Julia, could you just generalize on the average life span of the design wins in your various end markets? I would assume that — at least one might hope that the Commercial Systems could be a little bit longer life span. But that may not be true. And they could be equally as short as the other markets.

Scott Grout:	No. So, on average, I’d say we’re probably three to five year kind of life span, once we get into ramp, until it sort of begins to tail off. Commercial Systems are not less than that. I think there’s many situations where it might last a little bit longer, particularly if you get into some of the equipment like medical where requalifying design change or requalifying new systems takes quite a bit of effort.

(Matt Petkin):	Okay.

Scott Grout:	We see pretty long life runs on some of those categories.

(Matt Petkin):	Okay, and then, Scott, you had mentioned wanting to ramp up to standard products as the total portion of your business. Going forward, let’s say you do have an arrangement with a customer where you use standard products. And it’s been arranged that they would buy that off-the-shelf product for their needs.

Would you expect to be reporting that in the form of a design win or something like that? Or would it just — would it be coming into the overall revenue mix outside of the design wins?

Scott Grout:	Yeah, most likely to come into the overall revenue mix.

(Matt Petkin):	Okay. So going forward, could you maybe break out, once that becomes significant - standard products from the total?

Scott Grout:	Yeah, we'll take a look at that. I would think we can do that.

(Matt Petkin):	Okay. And then, I guess in conjunction with that, should we expect an inventory build as you continue to push those standard products with your customers?

Julia Harper:	No. So - will there be some inventory build with those standard products -probably. But we're really pushing on moving the other stuff down that would offset that or maybe even taking inventory down in the aggregate, (Matt).

Scott Grout:	Yeah, we are pursuing a net decrease in inventory.

(Matt Petkin):	So for the rest of the year, that's something we should be looking for.

Julia Harper:	Yes.

(Matt Petkin):	And are you working with suppliers on that? Or how does - what sort of arrangements do you have with your suppliers right now that can enable you to be a little more in-time with inventory?

Julia Harper:	Well, we're moving more and more to a just-in-time environment on both our customer side and our supplier side. And I think that's probably going to generate the biggest impact.

(Matt Petkin):	Okay. Any way to break out the overall percentage of revenue that came from Systems business versus just boards?

Scott Grout:	Probably not, (Matt).

(Matt Petkin):	Okay. Okay - oh, one more thing, Julia. I missed it - sorry - cap ex and depreciation for this last quarter.

Julia Harper:	So cap ex was $600,000 and depreciation was $1.5 million.

(Matt Petkin):	Okay, and going forward.

Julia Harper:	Next quarter, it'll be probably a little higher, maybe closer to $1 million on cap ex and depreciation run rate should be roughly the same - million and a half.

(Matt Petkin):	Okay, great, thank you.

Scott Grout:	Thanks, (Matt).

Conference Coordinator:	Thank you. If you would like to ask a question, please press the star and 1 on your touchtone phone. Our next question or comment comes from the site of (Chris Kincaid) of SG Cowen Securities. Go ahead, please.

(Chris Kincaid):	Yes, I was wondering if you could tell us about where head count is at right now and also what your plans are for the remainder of the year.

Julia Harper:	Sure, head count is roughly flat. It's 516 this quarter. I think that's up about five heads over last quarter. And don't expect to see that move significantly for the rest of the year.

(Chris Kincaid):	Okay. And then also on capacity utilization for the quarter.

Julia Harper:	Well, so, it sort of depends on how you define it, (Chris). We are pretty close to 100% utilized on a one-shift basis. But we’re only running our factory one shift right now. So if the question you’re asking is from an absorption standpoint, we are not in an under-absorbed position today.

(Chris Kincaid):	Okay, great. Thanks a lot.

Julia Harper:	Thanks.

Scott Grout:	Thanks, (Chris).

Conference Coordinator:	There are no further questions at this time.

Scott Grout:	Okay. So thank you for your continued support of RadiSys. And we look forward to seeing many of you on Analyst Day here at our facility on August 14. So thank you again.

Conference Coordinator:	This has concluded today's teleconference. You may disconnect at this time.

END